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                                                                     EXHIBIT 4.3


                     MINUTES OF THE PRICING COMMITTEE OF THE
                              BOARD OF DIRECTORS OF
                       PAN PACIFIC RETAIL PROPERTIES, INC.

                                  APRIL 6, 2001

         A meeting of the pricing committee (the "Pricing Committee") of Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), was held at 1:00 p.m., (California time) on April 6, 2001, by telephone conference call.

         The following directors, constituting the members of the Pricing Committee, Stuart A. Tanz, Paul D. Campbell, David P. Zimel were present at the meeting by telephone by means of which all persons participating in the meeting could hear each other. Also present at the meeting at the invitation of the foregoing directors were Joseph B. Tyson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company, and William J. Cernius and Jeevan B. Gore of Latham & Watkins, counsel to the company.

         Mr. Tanz served as Chairman of the meeting and directed that Mr. Campbell serve as Secretary of the meeting.

         The meeting followed a meeting of the members of the Pricing Committee listed above and representatives of Credit Suisse First Boston Corporation and Banc of America Securities LLC, for themselves or as representatives of a group of investment banking firms, or by one or more other investment banking firms (collectively the "Underwriters") at which the parties discussed the terms of the proposed offer and sale of a series of debt securities to be known as the 7.95% Senior Notes due 2011 (the "Notes") by the Company (the "Offering") to the Underwriters.

         After an opportunity for discussion, the following resolutions were moved, seconded and unanimously adopted by the Pricing Committee:

         WHEREAS, in resolutions adopted on April 4, 2001 (the "Resolutions"), the Board of Directors authorized the registration, issuance and sale of up to $150 million of securities, such securities to be unsecured debt securities (the "Securities"); and

         WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-63743) (as amended, the "Registration Statement") relating to the Securities and the Commission declared the Registration Statement effective on October 5, 1998; and

         WHEREAS, the Board of Directors has determined to issue the Notes pursuant to an indenture dated as of April 6, 2001 (the "Indenture"), the form of which is attached hereto as Exhibit A, between the Company and The Bank of New York, as Trustee (the "Trustee"), and to offer and sell the Notes to the Underwriters, pursuant to a Terms Agreement and an Underwriting Agreement dated as of April 6, 2001 (the "Underwriting Agreement") between the Company and the Underwriters; and



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         WHEREAS, pursuant to resolutions adopted by the Board of Directors on
April 4, 2001, the Board of Directors established a Pricing Committee of the Board of Directors for the purpose of approving, among other things, the amount, manner and terms of the issuance and sale of the Notes and appointed Stuart A. Tanz, Paul A. Campbell, and David P. Zimel to serve on such committee.

         NOW THEREFORE, BE IT RESOLVED, that in accordance with Section 301 of the Indenture, the form and terms of the Notes are hereby established (capitalized terms used in these resolutions and not otherwise defined herein having the same definitions as in the Indenture):

         1. The Notes shall constitute a series of Securities having the title "7.95% Senior Notes due 2011."

         2. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be limited in aggregate principal amount to $150,000,000.

         3. The entire outstanding principal of the Notes shall be payable on April 15, 2011 (the "Maturity Date").

         4. The rate at which the Notes shall bear interest shall be 7.95% per annum; the date from which such interest shall accrue shall be April 11, 2001, the Interest Payment Dates on which such interest will be payable shall be April 15 and October 15 of each year, beginning October 15, 2001; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be April 1 or October 1, as the case may be, immediately preceding the applicable Interest Payment Date; and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months. If any principal of or premium, if any, or interest on any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or interest, as the case may be, shall bear interest, until paid or until such payment is duly provided for, at the rate of 7.95% per annum.

         5. The place where the principal of, premium, if any, and interest on the Notes shall be payable, where Notes may be surrendered for the registration of transfer or exchange, and where notices or demands to or upon the Company in respect of the Notes and the Indenture may be served shall be the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee at 101 Barclay St., Floor 21 West, New York, New York 10286.

         6. The Notes shall be redeemable at any time at the option of the Company, in whole or from time to time in part, at a Redemption Price (payable in Dollars) equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount (as defined in the form of Note attached hereto as Exhibit B), if any, with respect to such Notes; provided that installments of interest on Notes whose Stated Maturity is on or prior to the relevant Redemption Date shall be payable to the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close


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of business on the relevant record dates according to their terms and the provisions of Section 307 of the Indenture. As used in the Indenture and these resolutions, all references to "premium" and "premium, if any" on the Notes, and all similar references with respect to the Notes, shall be deemed to refer to and include the Make-Whole Amount, if any.

         7. The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstance or otherwise. The Notes will not have the benefit of any mandatory sinking fund.

         8. The Notes shall be issued in denominations of $1,000 and any integral multiples thereof.

         9. The Trustee shall be the initial Security Registrar, transfer agent and Paying Agent for the Notes.

         10. The entire outstanding principal amount of the Notes shall be payable upon declaration of acceleration of the maturity of the Notes pursuant to Section 502 of the Indenture.

         11. Payment of the principal of, premium, if any, and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

         12. The amount of payments of principal of, premium, if any, and interest on the Notes shall not be determined with reference to an index, formula or other similar method.

         13. Payments of the principal of, premium, if any, and interest on the Notes shall be made in Dollars, and the Holders have no right to elect the currency in which such payments are made.

         14. In addition to the covenants of the Company set forth in the Indenture, the covenants set forth in the form of Note attached hereto as Exhibit B under the captions "Limitation on Incurrence of Total Debt," "Limitation on Incurrence of Secured Debt," "Debt Service Coverage" and "Maintenance of Total Unencumbered Assets" (collectively, the "Additional Covenants") shall be and hereby are added to the Indenture for the benefit of the Notes, and the Additional Covenants, together with the defined terms (the "Additional Definitions") set forth in such form of Note under the captions "Certain Definitions," are hereby incorporated by reference in and made a part of these resolutions and the Indenture as if set forth in full herein and therein; provided that the Additional Covenants shall only be effective for so long as any of the Notes is Outstanding.

         15. The Notes shall be issuable only as Registered Securities without coupons and shall initially be issued in permanent global form (the "Global Note"). Beneficial owners of interests in the Global Note may exchange such interests for Notes of like tenor of any authorized denomination only under the circumstances provided in Section 305 of the Indenture. The Depository Trust Company ("DTC") shall be the initial depository with respect to the Global Note.


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         16. The Notes will not be issuable as Bearer Securities, and a temporary global certificate will not be issued.

         17. Except as otherwise provided in the Indenture and in these resolutions with respect to the payment of Defaulted Interest, interest on any Note shall be payable only to the Person in whose name that Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. Payments of principal, premium, if any, and interest in respect of the Notes will be made by the Company by wire transfer of immediately available funds; provided that, in the event that any Notes are issued in definitive certificated form, the Holders thereof shall have given appropriate wire transfer instructions to the Company and, in the event that such wire transfer instructions shall not have been given to the Company by the Holder of any Note issued in definitive certificated form, payments of interest on such Note may be made by mailing a check for such interest to the address of such Holder as it appears on the Security Register.

         18. Sections 1402 and 1403 of the Indenture shall be applicable to the Notes, and the provisions of Section 1403 shall also be applicable with respect to the Company's obligations under the Additional Covenants; provided that the Company shall be entitled to effect defeasance or covenant defeasance only with respect to all, and not less than all, of the Notes.

         19. The Notes will be authenticated and delivered as provided in
Section 303 of the Indenture.

         20. The Company shall not be required to pay Additional Amounts with respect to the Notes as contemplated by Section 1010 of the Indenture.

         21. The Notes shall not be convertible into Common Stock or Preferred Stock.

         22. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding.

         23. Insofar as Section 801 of the Indenture is applicable to the Notes, the term "indebtedness," as used in Section 801(2), shall be deemed to include "Debt" and "Secured Debt" (as such terms are defined in the form of Note attached hereto as Exhibit B).

         24. The provisions of Section 1011 of the Indenture shall be applicable with respect to any term, provision or condition set forth in the Additional Covenants, in addition to any term, provision and condition set forth in Sections 1004 to 1008, inclusive, of the Indenture.

         25. The Notes shall have such additional terms as are set forth in the form of Note attached hereto as Exhibit B, which terms are hereby incorporated by reference in and made a part of these resolutions and the Indenture as if set forth in full herein and therein.

         RESOLVED, that the offering price of the Notes shall be 99.225% of the principal amount thereof plus accrued interest from April 11, 2001, and the Notes shall be sold to the Underwriter at a price equal to 98.575% of the principal amount thereof.


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         RESOLVED, that the form of Underwriting Agreement presented to and reviewed by this committee, and the form of Note attached hereto as Exhibit C and Exhibit B, respectively, be, and each of them hereby is, approved (it being understood that, in the event that Notes are ever issued in definitive certificated form, the legends appearing as the first two paragraphs on the first page of such form of Notes may be removed); and the form and terms of the Indenture, and the execution and delivery thereof by the Company, are hereby authorized, approved, ratified and reconfirmed in all respects.

         RESOLVED, that each of the Chairman of the Board, Chief Executive Officer, President, any Senior Vice President, Secretary and Treasurer of the Company be, and each of them acting singly, hereby is, authorized and directed, in the name and on behalf of the Company and where appropriate under its corporate seal, attested by its Secretary or Treasurer, to execute and deliver the Notes and the Underwriting Agreement in substantially the forms approved hereby, with such changes as shall have been approved by the executing officer, such approval to be conclusively evidenced by the execution thereof (it being understood that any signatures, attestations and corporate seals appearing on the Notes may be facsimiles thereof).

         RESOLVED, that the prospectus dated October 5, 1998 and prospectus supplement dated April 6, 2001, relating to the Notes be, and the same hereby are, ratified and approved in all respects.

         RESOLVED, that all officers of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to make, execute and deliver or cause to be made, executed and delivered, and to evidence the approval of the Board of Directors of, all such officers' certificates, depository agreements, letters of representation or other agreements or arrangements necessary or appropriate in connection with the administration of any book-entry arrangements for the Notes, and such other agreements, undertakings, documents or instruments, and to perform all such acts and make all such payments, as may, in the judgment of such officer, be necessary, appropriate or desirable to effectuate the purpose of these resolutions, including the performance of the obligations of the Company under the Indenture, the Notes, the Underwriting Agreement and any other agreement, undertaking, document or instrument referred to herein or therein.

         RESOLVED, that any and all actions heretofore taken by the officers of the Company pursuant to the authority conferred by the preceding resolutions and consistent therewith is ratified, approved and confirmed.



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         There being no further business to come before the Committee, upon motion duly made, seconded and unanimously carried, the meeting was adjourned.



                                                /s/ PAUL D. CAMPBELL
                                                --------------------------------
                                                    Paul D. Campbell,
                                                    Secretary of the Meeting


ATTEST:


/s/ STUART A. TANZ
-------------------------------
    Stuart A. Tanz, Chairman


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